Exhibit 10.42

VOLUNTARY EXECUTIVE SAVINGS PLAN

AGREEMENT AND ASSIGNMENT OF MATCHING

CONTRIBUTIONS

PETRO STOPPING CENTERS, L.P.

By this Agreement made between Petro Stopping Center, L.P. (the “Employer”) and                                     (the “Employee”), the parties hereto agree as follows:

The Executive Savings Plan Agreement described herein is a non-qualified, voluntary, after-tax bonus plan.

Contributions to the plan by the employee are not tax deductible to the employee.

Employees are fully and immediately vested in their contributions to the plan, regardless of product selection or choice. Effective with respect to amounts paid or otherwise made available to the employee by the employer there will be a rolling three (3) year vested schedule, resetting every January 1st. Any contribution by the employer, according to any formula or otherwise, shall be deemed a contribution for the year it is received, and all contributions received during a calendar year are effective for that calendar year.

All contributions will be booked by plan year, regardless of the month of receipt.

Employees will vest in 1/3 of employer contributions each year, on a rolling basis, such that each contribution by the employer will be fully vested in each employee’s account three (3) years after the year in which it was received.

Employees who separate from the company will forfeit any non-vested employer contributions.

Employees will receive employer contributions to their account according to the following formula:

30% of employee’s contribution, up to a maximum of 15% of compensation to include base and bonus or $15,000, whichever is least.

Employees who make a Basic Contribution of 4% or greater of base salary will also receive an Additional Match from Petro of 2%. Basic Contributions of less than 4% are not eligible for the Additional Match.

Employees are immediately and fully vested on any interest gained or benefits received due to the growth or interest on each employer contribution.

Employees may allocate among the investment options approved by the Employer, as described and maintained by the plan provider.

Distributions by employees prior to age 59 1/2 are subject to a 30% penalty and a six (6) month suspension from plan participation.

This Agreement shall be legally binding and irrevocable for both the Employer and the Employee with respect to amounts paid or otherwise made available while this Agreement is in effect. Either party may modify or otherwise terminate this during the open enrollment period. Nothing in the agreement shall obligate, bind, or otherwise make the employer liable for any aspects of the plan, subject to the standards of due care. The employer has sole choice and responsibility to ensure proper plan provider selection. This plan is not governed by ERISA.

Exhibit 10.42

VOLUNTARY EXECUTIVE SAVINGS PLAN

AGREEMENT

PETRO STOPPING CENTERS, L.P.

I. Employee agrees to participate in the Executive Bonus Agreement according to the following terms:

(A)	$ per annum

(B)	% of gross annual income

(C)	other amount

II. Assignment of non-vested contributions

Subject to the terms of this agreement, all non-vested employer contributions are hereby assigned to the company (Petro Stopping Centers, L.P.) as part of this agreement. Employee agrees that at the time of separation, the plan provider will calculate the employee’s non-vested balance. At such time, the plan provider will provide the company and the employee’s vested balance will be unavailable for transfer or withdrawal, until completion of the transfer of the non-vested balance back to the company.

Signed this	day of	, 20	.

Employee

Social Security Number

Acknowledged, Petro Stopping Centers, L.P.